Santa Monica, CA - July 9, 1999 - Furthering its position as a leader in the value software category, Activision, Inc. (Nasdaq: ATVI) today announced it has acquired Elsinore Multimedia, a leading software development company that designed the top-selling Cabela's Big Game Hunter series for Activision's Head Games Publishing unit. The acquisition underscores Activision's commitment to the Cabela's franchise, which has remained on PC Data's list of top selling PC games since March of 1998, as well as the hunting category. According to PC Data, hunting games are one of the fastest growing software categories.

As a result of the acquisition, which was completed on June 29, 1999, Elsinore has become a wholly owned subsidiary of Activision. Elsinore shareholders received approximately 204,000 shares of Activision common stock, and the transaction was effected on a tax free basis and will be accounted for using the purchase method of accounting.

Based in Hollywood, Florida, Elsinore Multimedia is a software development company that produces products for the Windows platform. In addition to the Cabela's Big Game Hunter titles, the company is also known for the Essential Language Software titles which have been highly successful for their categories since their release.

"We are excited to welcome the talented development team from Elsinore Multimedia to Activision," states Ron Doornink, president and COO, Activision, Inc. "The acquisition is consistent with Activision's strategy to enhance its development and creative resources through selected acquisitions or investments. This move reinforces Activision's plan to continue to provide compelling value-priced software to the marketplace and capitalize on the tremendous opportunities that exist for lower-priced PC software."

"This acquisition solidifies our relationship with Activision and Head Games," said Jill Gordon Mark, president of Elsinore Multimedia. "It will provide us with all the resources we need to continue to develop high quality value-priced software for the Cabela's franchise and others."

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment products. Founded in 1979, Activision posted revenues of $436 million for the fiscal year ended March 31, 1999.

Activision maintains publishing and development operations in the US, Canada, the United Kingdom, France, Germany, Japan and Australia, and distribution subsidiaries in the United Kingdom, Germany, The Netherlands and Belgium. More information about Activision and its products can be found on the company's World Wide Web site, which is located at http://www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.